Exhibit 99.1

Purple Innovation Reports Second Quarter 2026 Results

Showroom Revenue Up 16.6% and Comparable Revenue Up 18%

GAAP Net Loss of $3.2 Million in the Second Quarter

Adjusted EBITDA Improves $4.4 Million to $2.1 Million

Regains Compliance with Nasdaq Minimum Bid Price Requirement

Lehi, Utah, August 10, 2026 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company whose mattresses promise to give you “less pain, better sleep,” today announced results for the second quarter ended June 30, 2026.

“The second quarter demonstrated continued progress in the areas we can control, even as industry conditions remained challenging and we fell short of our top-line expectations,” said Rob DeMartini, CEO of Purple Innovation. “Our direct-to-consumer business grew, led by another strong quarter in showrooms, while e-commerce trends improved sequentially for the third consecutive quarter. GAAP Net Loss and Adjusted EBITDA improved compared with last year, including the benefit from tariff refunds.”

“These results reinforce that Purple is operating from a stronger and more disciplined foundation. We remain focused on helping consumers better understand why the GelFlex Grid is different, strengthening the experience across our direct channels, advancing our innovation pipeline and maintaining the cost discipline that is supporting improved profitability and cash generation in a difficult demand environment.”

Second Quarter 2026 Financial Results

Second quarter 2026 net revenue was $98.3 million, down 6.5% compared to $105.1 million in the second quarter of 2025. The decrease was primarily driven by lower wholesale revenue, partially offset by strong growth in showroom revenue.

Direct-to-consumer revenue increased 3.4%, reflecting a 16.6% increase in showroom revenue and a 1.4% decrease in e-commerce revenue. Wholesale revenue decreased 19.1% to $37.4 million, compared with $46.2 million in the prior-year period. The decrease reflected a $5.3 million increase in certain payments to customers and a manufacturer under common control and a $3.5 million decrease in wholesale sales volume related to lower industry demand.

Gross profit increased 4.5% to $44.4 million, compared to $42.5 million in the prior-year period. Gross margin was 45.2%, an increase of approximately 470 basis points year-over-year, primarily due to the $5.3 million tariff refund.

Beginning in the second quarter of 2026, the Company changed the presentation of costs associated with merchant credit-card processing fees and third-party consumer-financing fees from being presented in cost of revenues to now being presented in marketing and sales costs. Prior periods have been revised to conform to the current presentation. This reclassification had no impact on previously reported revenue, operating loss, net loss, adjusted EBITDA or cash flow. The reclassification increases GAAP gross margin in the second quarter by approximately 500 basis points, with a corresponding 500 basis point increase in marketing and sales expense.

Second quarter operating expenses were $48.7 million, down approximately 14.3% from the prior-year quarter. The improvement was primarily driven by the absence of restructuring related costs incurred in the prior year period, lower employee related expenses and professional services and all other operating expenses, partially offset by an increase in advertising spending.

GAAP Net Loss for the second quarter was $3.2 million, a $14.1 million improvement versus the prior period.

Adjusted EBITDA for the second quarter was $2.1 million, an improvement of $4.4 million from an adjusted EBITDA loss of $2.4 million in the prior-year period. Adjusted EBITDA is a non-GAAP financial measure. See discussion under the heading “Non-GAAP Financial Measures” below for additional information.

Balance Sheet

The Company ended the second quarter with cash and cash equivalents of $23.3 million, compared with $24.3 million as of December 31, 2025.

Net inventories as of June 30, 2026, totaled $55.4 million, down 7.2% compared to December 31, 2025. Cashflow from operating activities YTD as of June 30, 2026 was $3.6M, a $30.7 million improvement over the prior year’s same period.

Nasdaq Listing Update

Subsequent to the end of the second quarter, Purple Innovation has received written notification from The Nasdaq Stock Market LLC confirming that the Company has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5450(a)(1). Accordingly, the previously disclosed bid price deficiency matter has been closed.

2026 Outlook

Given the continued softness in the category, particularly in wholesale, we are lowering our revenue guidance in the range of $420 million to $440 million. Importantly, the continued strength of our DTC business, coupled with our cost discipline, gives us confidence in our ability to deliver adjusted EBITDA of $20 million to $25 million for fiscal 2026.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results today, Monday, August 10, 2026, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 833-461-5787 (domestic) or 585-542-9983 (international) and enter Conference ID 765 786 843. The conference call will also be available through a live webcast on the investor relations section of the Company’s website at investors.purple.com. Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for one year.

About Purple

Purple exists to help people get the best sleep of their lives — by reducing pain, deepening sleep, and unlocking the potential for brighter dawns and better days. At the center of that mission is our signature innovation, the GelFlex Grid®. Originally developed in medical settings to support the body in its most vulnerable moments, the GelFlex Grid delivers a one-of-a-kind combination of pressure relief, alignment, and temperature balance that helps people fall asleep easier, stay asleep longer, and wake up with less pain.

That same comfort technology extends beyond mattresses into pillows, bedding, and cushions designed to make everyday life feel a little lighter and a lot more comfortable. Because when pain eases and sleep improves, everything else gets better too — your energy, your outlook, and your ability to show up for the moments that matter.

Less pain. Better sleep.

Learn more at www.purple.com

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These statements include, but are not limited to, statements regarding our innovation pipeline, our ability to improve profitability, manage costs, generate cash, and optimize our business, the expansion of and benefits to us from our commercial relationships, our ability to drive profitable growth and create shareholder value, and our outlook for revenue and adjusted EBITDA for the full year 2026. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 25, 2026, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net loss, and adjusted net loss per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s adjusted EBITDA outlook for the full year 2026, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock-based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Stacy Turnof, Edelman Smithfield

stacy.turnof@edelmansmithfield.com

917-362-2581

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited – in thousands, except for par value)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$23,300	$24,345
Accounts receivable, net	26,229	41,272
Inventories	55,397	59,725
Prepaid expenses	4,131	5,487
Other current assets	5,418	5,891
Total current assets	114,475	136,720
Property and equipment, net	73,763	77,961
Operating lease right-of-use assets	64,424	67,271
Intangible assets, net	5,909	6,346
Other long-term assets	5,925	7,961
Total assets	$264,496	$296,259

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$41,186	$40,312
Accrued compensation	3,818	7,673
Customer prepayments	4,035	5,276
Accrued rebates and allowances	11,633	13,416
Accrued warranty liabilities – current portion	8,135	7,141
Operating lease obligations – current portion	16,967	17,366
Related party debt – current portion	127,006	—
Other current liabilities	6,934	10,339
Total current liabilities	219,714	101,523
Related party debt, net of current portion	—	111,305
Accrued warranty liabilities, net of current portion	20,030	19,570
Operating lease obligations, net of current portion	71,209	75,616
Warrant liabilities	15,715	16,150
Other long-term liabilities	1,628	1,764
Total liabilities	328,296	325,928
Commitments and contingencies (Note 13)
Stockholders’ equity (deficit):
Class A common stock; $0.0001 par value, 210,000 shares authorized; 4,353 issued and outstanding at June 30, 2026 and 4,330 issued and outstanding at December 31, 2025	4	4
Class B common stock; $0.0001 par value, 90,000 shares authorized; 7 issued and outstanding at June 30, 2026 and at December 31, 2025	—	—
Additional paid-in capital	595,280	595,589
Accumulated deficit	(659,051)	(625,280)
Total stockholders’ equity (deficit) attributable to Purple Innovation, Inc.	(63,767)	(29,687)
Noncontrolling interest	(33)	18
Total stockholders’ equity (deficit)	(63,800)	(29,669)
Total liabilities and stockholders’ equity (deficit)	$264,496	$296,259

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Operations

(unaudited – in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues, net	$98,270	$105,100	$194,000	$209,271
Cost of revenues:
Cost of revenues	53,857	62,509	109,366	120,101
Cost of revenues - restructuring related charges	—	77	—	995
Total cost of revenues	53,857	62,586	109,366	121,096
Gross profit	44,413	42,514	84,634	88,175
Operating expenses:
Marketing and sales	33,733	35,447	70,316	76,688
General and administrative	12,445	14,991	30,478	29,478
Research and development	2,485	2,178	4,933	4,630
Restructuring, impairment and other related charges	—	4,137	—	6,097
Total operating expenses	48,663	56,753	105,727	116,893
Operating loss	(4,250)	(14,239)	(21,093)	(28,718)
Other income (expense):
Interest expense	(7,812)	(7,457)	(16,031)	(12,221)
Other income, net	1,455	1	2,946	70
Change in fair value – warrant liabilities	7,393	4,378	435	4,427
Total other income (expense), net	1,036	(3,078)	(12,650)	(7,724)
Net loss before income taxes	(3,214)	(17,317)	(33,743)	(36,442)
Income tax expense	(32)	(54)	(79)	(95)
Net loss	(3,246)	(17,371)	(33,822)	(36,537)
Net loss attributable to noncontrolling interest	(16)	(26)	(51)	(55)
Net loss attributable to Purple Innovation, Inc.	$(3,230)	$(17,345)	$(33,771)	$(36,482)

Net loss per share:
Basic	$(0.74)	$(4.01)	$(7.77)	$(8.45)
Diluted	$(0.74)	$(4.01)	$(7.77)	$(8.45)

Weighted average common shares outstanding:
Basic	4,353	4,329	4,344	4,317
Diluted	4,360	4,329	4,351	4,317

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited – in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(33,822)	$(36,537)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,888	9,881
Non-cash interest	6,797	5,656
Paid-in-kind interest	9,249	6,797
Non-cash restructuring, impairment and other related charges	—	3,816
Loss on disposal of property and equipment	152	224
Change in fair value – warrant liabilities	(435)	(4,427)
Stock-based compensation	(221)	845
Changes in operating assets and liabilities:
Accounts receivable	15,043	11,974
Inventories	4,328	(4,040)
Prepaid expenses and other assets	3,755	2,671
Operating leases, net	(1,960)	(1,018)
Accounts payable	947	(17,111)
Accrued compensation	(3,855)	(2,783)
Customer prepayments	(1,241)	2,079
Accrued rebates and allowances	(1,783)	(2,572)
Accrued warranty liabilities	1,454	514
Other accrued liabilities	(3,660)	(3,031)
Net cash provided by (used in) operating activities	3,636	(27,062)

Cash flows from investing activities:
Sale of property and equipment	—	363
Purchase of property and equipment	(3,557)	(5,222)
Investment in intangible assets	(778)	(285)
Net cash used in investing activities	(4,335)	(5,144)

Cash flows from financing activities:
Proceeds from related party loan	—	39,000
Payments for debt issuance costs	(346)	(1,557)
Net cash (used in) provided by financing activities	(346)	37,443

Net (decrease) increase in cash and cash equivalents	(1,045)	5,237
Cash and cash equivalents, beginning of the period	24,345	29,011
Cash and cash equivalents, end of the period	$23,300	$34,248

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net loss and adjusted net loss per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net income (loss) to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net loss before interest expense, income tax expense, other income, net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to changes in the fair value of the warrant liability, stock-based compensation expense, restructuring related charges, nonrecurring legal fees, strategic alternative costs, severance cost and showroom opening and closing costs. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

GAAP net loss	$(3,246)	$(17,371)	$(33,822)	$(36,537)
Interest expense	7,812	7,457	16,031	12,221
Income tax expense	32	54	79	95
Other income, net	(286)	(1)	(515)	(70)
Depreciation and amortization	4,461	4,831	8,888	9,881
EBITDA	8,773	(5,030)	(9,339)	(14,410)
Adjustments:
Change in fair value - warrant liability	(7,393)	(4,378)	(435)	(4,427)
Stock-based compensation expense	(377)	439	(221)	845
Restructuring related charges	—	4,137	—	6,785
Non-recurring legal fees	189	907	189	1,140
Strategic alternative costs	706	1,086	5,030	1,260
Severance costs	168	361	2,058	1,570
Showroom opening and closing costs	—	114	—	147
Adjusted EBITDA	$2,066	$(2,364)	$(2,718)	$(7,090)

Reconciliation of GAAP Net Loss to non-GAAP Adjusted Net Loss and Adjusted Net Loss per Diluted Share

Our presentation of adjusted net loss assumes that all net loss is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net loss per share, diluted, is calculated by dividing adjusted net loss by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net loss and adjusted net loss per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net loss and earnings per share, as calculated in accordance with GAAP. We believe adjusted net loss and adjusted net loss per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net loss, the most directly comparable GAAP measure, to adjusted net loss and the computation of adjusted net loss per diluted share, are set forth below:

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net loss	$(3,246)	$(17,371)	$(33,822)	$(36,537)
Income tax expense, as reported	32	54	79	95
Revenue reduction due to SGI contract	941	627	1,882	627
Change in fair value – warrant liabilities	(7,393)	(4,348)	(435)	(4,427)
Restructuring related charges	—	4,213	—	7,092
Strategic alternative costs	706	1,086	5,030	1,260
Adjusted net loss before income taxes	(8,960)	(15,739)	(27,266)	(31,890)
Adjusted income tax benefit(1)	2,321	4,076	7,062	8,260
Adjusted net loss	$(6,639)	$(11,663)	$(20,204)	$(23,630)

Adjusted net loss per share, diluted	$(1.52)	$(2.69)	$(4.64)	$(5.46)

Adjusted weighted-average shares outstanding, diluted(2)	4,360	4,336	4,351	4,324

(1)	Represents the estimated effective tax rate of 25.9% for the three and six months ended June 30, 2026 and 2025, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2)	Assumes options and restricted stock units calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net loss per share, diluted is set forth below for the three months ended June 30, 2026 and 2025:

	For the Three Months Ended
(in thousands, except per share amounts)	June 30, 2026			June 30, 2025
	Net Loss	Weighted Average Shares, Diluted	Net Loss per Share, Diluted	Net Loss	Weighted Average Shares, Diluted	Net Loss per Share, Diluted
Net loss attributable to Purple Innovation Inc.(1)	$(3,230)	4,360	$(0.74)	$(17,345)	4,329	$(4.01)
Assumed exchange of shares(2)	(16)	—		(26)	7
Net loss	(3,246)			(17,371)
Adjustments to arrive at adjusted loss before taxes(3)	(5,714)			1,632
Adjusted loss before taxes	(8,960)			(15,739)
Adjusted income tax benefit(4)	2,321			4,076
Adjusted net loss	$(6,639)	4,360	$(1.52)	$(11,663)	4,336	$(2.69)

(1)	Represents net loss attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding. For the three months ended June 30, 2026, the Paired Securities are included in the beginning weighted average shares, diluted.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.

(4)	Represents the estimated effective tax rate of 25.9% for the three months ended, June 30, 2026 and 2025, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance.

A reconciliation of net loss per share, diluted, to adjusted net loss per share, diluted is set forth below for the six months ended June 30, 2026 and 2025:

	For the Six Months Ended
	June 30, 2026			June 30, 2025
	Net Income	Weighted Average Shares, Diluted	Net Loss per Share, Diluted	Net Income	Weighted Average Shares, Diluted	Net Income per Share, Diluted
Net loss attributable to Purple Innovation Inc.(1)	$(33,771)	4,351	$(7.77)	$(36,482)	4,317	$(8.45)
Assumed exchange of shares(2)	(51)	—		(55)	7
Net loss	(33,822)			(36,537)
Adjustments to arrive at adjusted loss before taxes(3)	6,556			4,647
Adjusted loss before taxes	(27,266)			(31,890)
Adjusted income tax benefit(4)	7,062			8,260
Adjusted net loss	$(20,204)	4,351	$(4.64)	$(23,630)	4,324	$(5.46)

(1)	Represents net loss attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding. For the six months ended June 30, 2026, the Paired Securities are included in the beginning weighted average shares, diluted.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period if not already included in weighted average diluted shares in footnote (1) above. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes.

(4)	Represents the estimated effective tax rate of 25.9% for the six months ended June 30, 2026 and 2025, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates assuming no valuation allowance.